Exhibit 99.1


[PARLEX LOGO]    One Parlex Place, Methuen, MA 01844, (978)946-2564
news...


CONTACT:

Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL "PRLX"
                                                       FOR IMMEDIATE RELEASE


        Parlex Corporation Signs $5 Million Working Capital Line with
                                Bank of China

Methuen Massachusetts, October 13, 2004 - Parlex Corporation (PRLX) announced today that it has signed a new working capital line of credit with the Bank of China. Under terms of the agreement, the Company's China subsidiary may borrow up to $5 million based upon qualified trade accounts receivable. The borrowings bear interest at a rate of Libor + 2%.

Jon Kosheff, Chief Financial Officer and Treasurer, stated "Standalone financing for our China operations is a critical step to sustaining our growth plans. Our China business grew 65% over the past year. Further, we expect similar growth in China to continue during fiscal 2005 with first quarter revenues exceeding plan. Providing local working capital will assure that we are able to support our rapidly expanding operations with well aligned, highly leveraged financing solutions.

Historically, multinationals have experienced difficulty securing local China borrowings. Financing was primarily one year term debt requiring local Chinese guarantee. Most multinationals financed their operations with internal resources or foreign based borrowings. Today, an increasing number of major international banks now have local presence. This has generated access to more traditional lending opportunities. Clearly a major portion of our future growth will come from our China expansion. Relationships with strong local financing partners will be essential to sustaining our development plans."

About Parlex
------------
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.


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Forward Looking Statements
--------------------------

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.


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